Exhibit 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

     This First Amendment (the “Amendment”) to the employment agreement dated December 12, 2001, (the “Employment Agreement”) between SafeNet, Inc., a Delaware corporation, (the “Company”) with offices at 4690 Millennium Drive, Belcamp, Maryland 21017 and Anthony A. Caputo (the “Executive”) is entered into as of the 1st day of September, 2004 to be effective immediately.

RECITALS

     WHEREAS, the Company and the Executive entered into the Employment Agreement;

     WHEREAS, the parties hereto desire to amend the Employment Agreement; and

     WHEREAS, all defined terms shall have the same meaning ascribed in the Employment Agreement.

     NOW, THEREFORE, for the purposes set forth in the recitals and in consideration of the mutual promises and agreements set forth in this Amendment and in consideration of Executive’s continued employment with Company, Company and Executive agree to the following amendments to the terms and provisions of the Employment Agreement:

     1. The foregoing Recitals are hereby incorporated herein.

     2. Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

          3. “Incentive Compensation ”. The Executive shall also be entitled to annual incentive compensation which shall be no less than one hundred (100)% of the applicable base salary if the Company’s business objectives as set forth in the Company’s annual business plan and any other annual objectives specified by the Compensation Committee are achieved. The nature and extent of such incentive compensation shall be determined by the Compensation Committee and paid to the Executive no later than ninety (90) days following the end of the Company’s fiscal year.

     3. Subsection 4.b. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

          b. Additional awards of stock options, or other equivalent long term incentive compensation, as determined by the Compensation Committee, are to be granted annually in order to provide the Executive with total direct compensation that is competitive with CEO compensation levels at peer companies.

     4. Section 5 of the Employment Agreement is hereby amended to add at the end of the second paragraph thereof the following:

          Such VARIABLE LIFE INSURANCE POLICY may consist of one or more such policies with an aggregate face amount of two million dollars ($2,000,000) and shall be subject to the Amendment and Restatement of Split-Dollar Agreement (the “Split Dollar Agreement”) attached hereto as Attachment B. In addition, the Company will make an additional payment to the Executive in an amount equal to, and at the time of imposition of, any federal, state and local income and employment taxes (including, any such taxes, interest or penalties imposed with respect to such additional payment) payable by the Executive during the term of this Agreement as a result of the Split Dollar Agreement, assuming application of the highest applicable federal, state and local tax rates. For purposes of this Agreement, fully funding the Variable Life Insurance Policy shall mean paying the premiums required to be paid, based on reasonable assumptions and projections as to investment returns in accordance with schedules furnished by the respective insurance agency, such that the policy will remain in force and not lapse prior to endowment in accordance with its terms.

     5. Section 7 of the Employment Agreement is hereby amended by replacing the first sentence of such Section with the following:

          The “Employment Period” shall commence on the date of this Agreement and shall terminate 7 years thereafter, unless extended by written agreement between parties or unless earlier terminated pursuant of Section 8.

     6. Section 9(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

          If the Company terminates the employment of the Executive against his will and without Cause, or the Executive terminates his employment for a Good Reason, the Executive shall be entitled to receive salary, pro rated incentive compensation and vacation accrued through the termination date plus the following:

(i) Base Salary: Executive’s annual base salary as in effect at the date of termination, multiplied by three, shall be paid on the date of termination;

(ii) Incentive Compensation: The amount of the Executive’s target incentive compensation under the applicable Executive Bonus Plan for the fiscal year in which the date of termination occurs, multiplied by three, shall be paid on the date of termination;

(iii) Variable Life Insurance: All unpaid premiums, which are required to fully fund the Executive’s $2,000,000 Variable Life Insurance Policy are to be paid by the Company on the date of termination and ownership of such Variable Life Insurance Policy shall be transferred to the Trustee of the Caputo Family Trust, as reflected in Attachment B, or its assignee. Immediately following transfer of the Variable Life Insurance Policy to the Trustee of the Caputo Family Trust or its assignee, the Company will make an additional payment to the Executive in an amount equal to any federal, state and local income and employment taxes (including, any such taxes, interest or penalties imposed with respect to such additional payment) payable by the Executive as a result of such transfer, assuming application of the highest applicable federal, state and local tax rates.

(iv) Other Benefits: Notwithstanding the vesting period provided for in the Company’s Stock Option Plan and any related stock option agreements between the Company and the Executive for stock option (“options”) granted Executive by the Company, all of the options shall be fully vested and exercisable upon a Change of Control and termination of employment.

The Company shall make such termination payment within 30 days of such termination. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive violates the provisions of Section 15, Section 16 or Section 17 of this Agreement. In such event, the Company shall provide written notice to the Executive detailing such violation.

     7. Section 13 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

          Except for reasonable travel as performance of Executive’s duties may require, the Executive shall perform his duties in Belcamp, Maryland, or locations within reasonable proximity thereof, or other locations that may be agreed upon by the Executive and the Company’s Board of Directors.

     8. Section 18(a)(iii) of the Employment Agreement is hereby amended to add at the end of the sentence thereof, the following: “and ownership of such Variable Life Insurance Policy shall be transferred to the Trustee of the Caputo Family Trust, as reflected in Attachment B, or its assignee” and to add thereafter the following additional sentence:

          Immediately following transfer of the Variable Life Insurance Policy to the Trustee of the Caputo Family Trust or its assignee, the Company will make an additional payment to the Executive in an amount equal to any federal, state and local income and employment taxes (including, any such taxes, interest or penalties imposed with respect to such additional payment) payable by the Executive as a result of such transfer, assuming application of the highest applicable federal, state and local tax rates.

     9. Section 18(a)(iv) of the Employment Agreement is hereby amended to add at the end of the sentence thereof, the following: “and shall remain exercisable for their full term as if employment of the Executive had not been terminated”

     10. Section 18 of the Employment Agreement is hereby amended to add the following Subsection (c):

     (c) The following shall apply in the event of any payment or distribution from the Company to the Executive under Section 9 or this Section 18.

          (i) Excise Tax. If any payment or distribution by the Company to the Executive or for the Executive’s benefit, or the acceleration of the time of any payment or distribution or vesting of any deferred compensation, stock option, restricted stock or other equity grant whether pursuant to the terms of this Agreement or otherwise, (a “Payment”) constitutes a parachute payment within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (“Code”) and is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company will make an additional payment (a “Gross-Up Payment”) to the Executive in an amount such that, after payment by the Executive of all taxes (including, any interest or penalties imposed with respect to such taxes) including, without limitation, any federal, state or local income and employment taxes and the Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

          (ii) Determination of Gross Up Payment . Subject to the provisions of paragraph (iii) below, all determinations under this Section

18(c), including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, will be made by a national certified public accounting firm (the “Accounting Firm”) selected by the Company. The Accounting Firm shall provide detailed supporting calculations to both the Executive and the Company within fifteen (15) days after the later of the date of the Change in Control (or any other change in ownership or effective control of the Company that triggers application of the Excise Tax) or the date of the termination of employment of the Executive with the Company. All fees and expenses of the Accounting Firm will be borne solely by the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which is reasonably expected to result from the deduction of such state or local taxes if paid in such year (determined, however, with regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income). The initial Gross-Up Payment determined pursuant to this paragraph (ii) will be paid to the Executive by the Company within five (5) days after it receives the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will furnish the Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm will be binding on both the Executive and the Company. Notwithstanding the foregoing, as a result of uncertainty in applying Section 4999 of the Code, it is possible that the Company will not have made Gross-Up Payments that it should have made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to paragraph (iii) hereof and the Executive is thereafter required to pay any Excise Tax, the Accounting Firm will determine the amount of the Underpayment, inform the Executive and the Company in writing of the Underpayment, and, within five (5) days of receiving such written report, the Company will pay the amount of such Underpayment to the Executive.

          (iii) Notice and Payment of Excise Tax . The Executive must notify the Company in writing of any claim by the Internal Revenue Service that if successful, would require the payment by the Company of the Gross-Up Payment. The Executive must give such notification as soon as practicable but not later than fifteen (15) days after the Executive is informed in writing of such claim and the notification must apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive agrees to not pay such claim before the expiration of thirty (30) days following the date on which the Executive give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such is due). If the Company notifies the Executive in writing before the expiration of such 30-day period that it desires to contest such claim, the Executive must (1) give the Company any information reasonably requested by the Company relating to such claim, and (2) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company; provided, however, that the Company will directly pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. The Company will control all proceedings in connection with such contest and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any appropriate administrative tribunal or court, as the Company may determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance to the Executive the amount of such payment, on an interest-free basis, and will indemnify and hold the Executive harmless, on an after-tax basis, from any tax, including interest or penalties, imposed with respect to such advance. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive will be entitled to settle or contest any other issue.

          (iv) Refund of Excise Tax . If, after the Executive receives an advance by the Company pursuant to paragraph (iii) hereof, the Executive becomes entitled to receive a refund claimed pursuant to such paragraph (iii), the Executive will (subject to the Company’s complying with the requirements of such paragraph (iii)) promptly pay to the Company the amount of such refund (together with any interest thereon, after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to paragraph (iii) hereof, a determination is made that the Executive will not be entitled to any refund claimed pursuant to such paragraph (iii), and the Company does not notify the Executive in writing of its intent to contest such denial or refund before the expiration of thirty (30) days after such determination, the Executive will not be required to repay such advance, and the amount of such advance shall offset, to the extent thereof, the amount of the required Gross-Up Payment.

     11. The Employment Agreement is amended to add as Attachment B, the Attachment B to this Amendment entitled “Amendment and Restatement of Split-Dollar Agreement”.

     12. The parties hereto agree that the terms and provisions of the Employment Agreement, as amended by this Amendment, shall remain in full force and effect. Except as specifically modified by this Amendment, the terms and provisions of the Employment Agreement shall continue and be binding on the parties hereto. The provisions of the Employment Agreement and this Amendment constitute the entire agreement between the parties concerning Employee’s employment arrangement with Employer, and may not be amended or modified except by a written agreement between the parties.

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as provided above.

SAFENET, INC.	THE EXECUTIVE

/s/ Bruce Thaw	/s/ Anthony A. Caputo

Compensation Committee	Anthony A. Caputo

/s/ Thomas Brooks

Compensation Committee

/s/ Ira Hunt

Compensation Committee